Exhibit 99.1

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FOR IMMEDIATE RELEASE      CONTACT:  Dennis J. Curtin
                           Senior Vice President - Chief Financial Officer
                           Telephone: (516) 333-8230, Ext. 320
                           Email: dcurtin@ezem.com
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              E-Z-EM STOCKHOLDERS APPROVE RECAPITALIZATION MERGER

Westbury, New York, October 15, 2002 - E-Z-EM, Inc. (AMEX: EZM.A/EZM.B) ("E-Z-EM" or the "Company") today announced that stockholders had approved the previously announced plan to combine the Company's two currently outstanding classes of common stock - Class A (AMEX: EZM.A) and Class B (AMEX: EZM.B) - into a single class of common stock (AMEX: EZM).

As provided in the recapitalization merger agreement executed on July 25, 2002 by E-Z-EM, the proposed transaction will be effected by merging a newly formed subsidiary into E-Z-EM, with E-Z-EM continuing as the surviving corporation in the merger. As a result of this merger, each outstanding Class A share and each outstanding Class B share will be converted into one share of a newly created class of common stock of the Company. Following the transaction, there will be no super-majority voting requirements applicable to the Company's new class of common stock in the Company's certificate of incorporation, each holder will have one vote per share and all matters brought before the stockholders of the Company, other than the removal of directors, will be determined by a majority vote. E-Z-EM expects the proposed transaction to be tax-free to the Company and the holders of the Company's Class A and Class B shares. The recapitalization merger is expected to be completed in the next few days, subject to final approval of the listing of the Company's new common stock on the American Stock Exchange.

About E-Z-EM, Inc.
E-Z-EM, the world's largest manufacturer of contrast agents for gastrointestinal radiology, has developed the only CT injector on the market that can help detect contrast extravasation, the new EmpowerCT(TM) with patented EDA(TM) technology. The Company has also recently introduced a complete tool kit for virtual colonoscopy (also referred to as CT colonography, or CTC), an innovative technology that could lead to a substantial increase in the number of patients being screened for colorectal cancer. Virtual colonoscopy visualizes the gastrointestinal tract using advanced CT imaging and 3D computer reconstruction of that data. The Company's product line consists of the InnerviewGI(TM) 3D imaging workstation; LoSo Prep(TM) and NutraPrep(TM) patient-friendly colon preparation products and nutritional meal kits; a tagging agent trade-named Tagitol(TM) to help practitioners distinguish pathology from colonic residue; and the PROTOCO2L(TM) carbon dioxide colon insufflation system. E-Z-EM's wholly owned subsidiary, AngioDynamics, manufactures a wide range of products, including angiographic, vascular access, thrombolytic, angioplasty, stents, as well as abdominal infection drainage products. AngioDynamics' focus is on diagnostic and therapeutic products for interventional radiology and other areas of minimally invasive surgery. Enteric Products, Inc., another subsidiary, develops, manufactures and markets tests for detection of the ulcer- and cancer-causing bacterium Helicobacter pylori. For additional information, please contact Dennis J. Curtin, Senior Vice President - Chief Financial Officer, at (516) 333-8230, Ext. 320 (Email: dcurtin@ezem.com) or visit our corporate web site at www.ezem.com.

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The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-K for the year ended June 1, 2002, may affect the actual results achieved by the Company. There are also a number of uncertainties, risks, conditions and other factors which could prevent the implementation of the above described transaction.